UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2006 ev3 Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51348	32-0138874
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9600 54th Avenue North, Suite 100 Plymouth, Minnesota		55442
(Address of Principal Executive Offices)		(Zip Code)

(763) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)                                 On December 7, 2006, L. Cecily Hines, Vice President, Secretary and Chief Legal Officer of ev3 Inc., informed the Board of Directors of ev3 that she intends to resign as an executive officer of ev3 effective as of December 31, 2006.  Ms. Hines noted that the reason for her voluntary resignation as an executive officer is to have more time to pursue other interests.

The Board of Directors accepted Ms. Hines’ resignation and approved the election of Kevin M. Klemz to succeed Ms. Hines effective as of January 2, 2007.

(e)                                  In connection with her resignation as an executive officer, Ms. Hines agreed to continue to work on a part-time basis for ev3 as a legal advisor in connection with the company’s international business and to assist in outstanding intellectual property litigation and certain other projects. In connection with the retention of Ms. Hines as a legal advisor to ev3, Ms. Hines and ev3 entered into an agreement effective as of December 31, 2006 pursuant to which the parties agreed, among other things, to amend her outstanding option agreements to provide that as of June 30, 2008 so long as Ms. Hines remains employed by ev3 as of such date, all outstanding stock options held by Ms. Hines as of such date will automatically vest and become immediately exercisable and all outstanding restricted stock grants held by Ms. Hines as of such date will become free of restrictions and non-forfeitable.  ev3 will pay Ms. Hines a salary of $15,000 per month for approximately 80 hours of work per month and will continue to provide Ms. Hines medical and dental insurance coverage so long as she remains an employee of ev3.  Ms. Hines will not be a participant in ev3’s performance incentive plan for 2007 or future years.  Ms. Hines’ change of control agreement will remain in force.  In the event ev3 decides to terminate Ms. Hines’ employment prior to June 30, 2008 for any reason other than for cause, ev3 must give Ms. Hines up to eight months prior written notice.

On December 7, 2006, the Board of Directors of ev3 Inc., upon recommendation of the Compensation Committee of the Board, also approved the terms of an Executive Performance Incentive Plan pursuant to which executive officers and certain other employees of ev3 Inc. and its subsidiaries may earn quarterly cash bonuses based on ev3’s fiscal 2007 quarterly performance, as well as on specific individual performance measures. The purpose of the performance incentive plan is to align the interests of ev3 and its subsidiaries, executives and stockholders by providing quarterly incentives for the achievement of key business and individual performance measures that are critical to the success of the company and linking a significant portion of each executive’s annual compensation to the achievement of such measures.

Each executive’s incentive payment under the plan for a particular quarter will vary depending upon the approved incentive pool funding level for that particular quarter, the executive’s base salary, the executive’s incentive target expressed as a percentage of base salary and the executive’s overall individual performance during that particular quarter. The total of all incentive payments to eligible participants under the plan may not exceed the incentive pool funding established by the Compensation Committee for each plan quarter.  The incentive pool funding for the first three quarters of the year will be based on achievement of three company performance measures: worldwide revenue, worldwide controllable operating expense as a percentage of revenue and worldwide gross margin.  The incentive pool funding for the fourth quarter of the year will be based on working capital and earnings before interest, taxes, depreciation and amortization, adjusted for non-cash, stock-based compensation expense, in addition to worldwide revenue, worldwide controllable operating expense as a percentage of revenue and worldwide gross margin.  The Compensation Committee also will take into consideration the relative performance by each division of ev3 with regard to divisional revenue, operating expenses, gross margin and working capital in determining the incentive pool funding. Based on performance as measured against these factors, executives are eligible to receive a bonus payment ranging from 35% to 50% of base salary. The Compensation Committee has the authority to recognize individual performance and to provide appropriate differential incentive compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2006	ev3 Inc.

	By:	/s/ Patrick D. Spangler
	Name:	Patrick D. Spangler
Title: Chief Financial Officer and Treasurer